Exhibit 77D

The MFS Total Return Fund, series of MFS Series Trust V, changed the amount of the fund's percentage limitation in Lower Rated Bonds to up to (but not including) 10% of the Fund's net assets, as described in the Statement of Additional Information contained in Post-Effective Amendment No. 56 to the Registration Statement for MFS Series Trust V (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on January 28, 2004, under Rule 485 of the Securities Act of 1933. Such description is herein incorporated by reference.